EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2025 Financial Results and 2026 Guidance

•Net sales of $5.2 billion for 2025 and $1.7 billion for the fourth quarter
•Net income per diluted share of $14.21 for 2025 and $4.84 for the fourth quarter
•2025 year-end gross cash balance of $2.9 billion and net cash balance of $2.4 billion
•2026 net sales guidance of $4.9 billion to $5.2 billion
•2026 Adjusted EBITDA guidance of $2.6 billion to $2.8 billion(1)
•2026 year-end net cash balance guidance of $1.7 billion to $2.3 billion

PHOENIX, Arizona, February 24, 2026 – First Solar, Inc. (Nasdaq: FSLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2025.

Net sales for the fourth quarter were $1.7 billion, an increase of $0.1 billion from the prior quarter. The increase was primarily driven by an increase in the volume of modules sold in the fourth quarter. Net sales for the full year 2025 were $5.2 billion compared to $4.2 billion in the prior year, driven by a 24% increase in third‑party module volume.

The Company reported fourth quarter net income per diluted share of $4.84 and full year net income per diluted share of $14.21.

Cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less debt at the end of the fourth quarter increased to $2.4 billion from $1.5 billion at the end of the prior quarter. The increase was primarily the result of additional proceeds received from the sale of our 2025 advanced manufacturing production tax credits under Section 45X of the Internal Revenue Code (“Section 45X tax credits”) and operating cash flows, partially offset by capital expenditures associated with our Louisiana facility.

“Our growth journey continued into 2025, with the commissioning of our new Louisiana factory and our decision to establish a new facility in South Carolina,” said Mark Widmar, Chief Executive Officer. “As we navigated a rapidly evolving environment, we maintained a disciplined approach to contracting and remained anchored in our core principle of pricing and delivery certainty, a key differentiator that our customers value.”

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(1)See “Non-GAAP Financial Measures” for additional information on Adjusted EBITDA. As further discussed within our 2026 guidance section, we cannot, without unreasonable effort, predict certain items required to develop the most directly comparable GAAP measure, GAAP net income, and therefore do not provide GAAP net income guidance reflecting these items.

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The complete 2026 guidance is as follows:

2026 Guidance(1)
Volume Sold	17.0GW	to	18.2GW
Net Sales	$4.9B	to	$5.2B
Gross Margin(2)	$2.4B	to	$2.6B
Operating Expenses(3)	$610M	to	$635M
Adjusted EBITDA(4)	$2.6B	to	$2.8B
Capital Expenditures	$0.8B	to	$1.0B
Net Cash Balance(5)	$1.7B	to	$2.3B
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(1)From a first quarter earnings cadence perspective, we anticipate our module sales to be between 3.4 GW and 4.0 GW. We forecast our Section 45X tax credits to be between $330 million and $400 million in the first quarter. These factors are expected to result in forecasted first quarter Adjusted EBITDA between $400 million and $500 million.
(2)Assumes $2.10 billion to $2.19 billion of Section 45X tax credits, and underutilization costs of $115 million to $155 million
(3)Assumes $110 million to $120 million of production start-up expense.
(4)Adjusted EBITDA reflects addbacks of approximately $213 million for share-based compensation, Section 45X tax credit discounts, underutilization, and production start-up expenses. See “Non-GAAP Financial Measures” for additional information on Adjusted EBITDA.
(5)Defined as cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less expected debt at the end of 2026.

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates, including with respect to the impact of public policies such as tariffs, export controls, or other trade remedies and certain factors related to the Inflation Reduction Act of 2022 (the “IRA”) as amended by the One Big Beautiful Bill Act of 2025. Among other things, such factors include (i) the total Section 45X tax credits available to us and (ii) the timing and ability to monetize such credits. Our outlook assumes the current U.S. policy environment persists, and in addition, that permitting processes and timelines will remain consistent with historical levels. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s fourth quarter and full year 2025 financial results, 2026 guidance, and financial outlook.

We are not providing forward-looking guidance for GAAP net income or a quantitative reconciliation of the Adjusted EBITDA guidance range to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict with reasonable certainty the potential occurrence, financial impact or recognition period of significant items, such as share-based compensation, Section 45X tax credit discounts, contingencies and certain other gains or losses, as well as related income tax accounting because such items have not occurred, are out of our control, and/or cannot be reasonably predicted without unreasonable effort. These significant items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for more information on Adjusted EBITDA, including identification of significant items that we believe are not indicative of our ongoing operations.

Conference Call Details

First Solar has scheduled a conference call for today, February 24, 2026, at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. A replay of the webcast will also be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for 30 days.

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About First Solar, Inc.

First Solar, Inc. (Nasdaq: FSLR) is America's leading photovoltaic (“PV”) solar technology and manufacturing company. The only U.S.-headquartered company among the world's largest solar manufacturers, First Solar is focused on competitively and reliably enabling power generation needs with our advanced, uniquely American thin film PV technology. Developed at research and development (“R&D”) labs in California and Ohio, our technology provides a competitive, high-performance, and responsibly produced alternative to conventional crystalline silicon PV solar modules. Our PV solar modules are produced using a fully integrated, continuous process that does not rely on Chinese crystalline silicon supply chains. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for solar technology generally and for our technology specifically, including in the U.S. market, and our positioning to serve such demand; new capacity coming online; our expectations regarding the political and trade environment and its impacts; production and delivery of our modules; our financial guidance for 2026, including future financial results, net sales, gross margin, operating expenses, Adjusted EBITDA, net cash balance, capital expenditures, expected earnings cadence, volume sold, bookings, and expected module shipments; products and our business and financial objectives for 2026; the availability of benefits under certain production linked incentive programs; the impact of the IRA as amended by the One Big Beautiful Bill Act of 2025, including the Section 45X tax credits; our expectations regarding the sale of our Section 45X tax credits; and the impact of public policies such as tariffs, export controls or other trade remedies. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent,” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments, or otherwise. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the modification, reduction, elimination, or expiration of government subsidies, economic incentives, tax incentives, renewable energy targets, and other support for on-grid solar electricity applications; the impact of public policies, such as tariffs, export controls, or other trade remedies imposed on solar cells and modules or related raw materials or equipment; interest rate fluctuations and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans, including our ability to secure financing and realize the potential benefits of strategic acquisitions and investments; the loss of any of our large customers, or the inability of our customers and counterparties to perform under their contracts with us, including through terminations by customers of any contract in part or in full; our ability to execute on our solar module technology and cost reduction roadmaps; the performance of our solar modules upon installation; our ability to improve the wattage of our solar modules; our ability to incorporate technology improvements into our manufacturing process, including the implementation of our Copper Replacement (“CuRe”) program; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; general economic and business conditions, including those influenced by U.S., international, and geopolitical events and conflicts; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects arising from and results of pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program or otherwise as required by external laws and regulations; supply chain

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disruptions; our ability to protect or successfully commercialize our intellectual property; our ability to prevent and/or minimize the impact of cybersecurity incidents or information or security breaches; our continued investments in R&D; the supply and price of key raw materials (including CdTe, tellurium, and tellurium compounds), components, and manufacturing equipment; our ability to construct new production facilities to support new product lines; evolving corporate governance and public disclosure regulations and expectations, including with respect to environmental, social, and governance matters; our ability to avoid manufacturing interruptions, including during the ramp of new module manufacturing facilities; our ability to attract, train, retain, and successfully integrate key talent into our team; the severity and duration of public health threats, and the potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors                            First Solar Media
investor@firstsolar.com                            media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,803,514	$1,621,376
Marketable securities	51,849	171,583
Accounts receivable trade, net	1,294,040	1,261,049
Government grants receivable, net	499,592	403,759
Inventories	736,734	1,084,384
Other current assets	643,103	546,882
Total current assets	6,028,832	5,089,033
Property, plant and equipment, net	5,675,794	5,413,683
Deferred tax assets, net	194,672	208,808
Restricted marketable securities	217,172	199,136
Government grants receivable	125,607	157,570
Goodwill	31,095	28,335
Intangible assets, net	51,007	54,654
Inventories	237,462	275,372
Other assets	759,669	697,770
Total assets	$13,321,310	$12,124,361
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$405,775	$482,190
Income taxes payable	7,490	77,363
Accrued expenses	519,414	508,581
Current portion of debt	215,979	236,424
Deferred revenue	1,014,386	712,000
Other current liabilities	91,058	60,884
Total current liabilities	2,254,102	2,077,442
Accrued solar module collection and recycling liability	146,017	134,394
Long-term debt	282,593	373,354
Deferred revenue	805,018	1,327,825
Other liabilities	295,587	233,769
Total liabilities	3,783,317	4,146,784
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 107,309,794 and 107,060,281 shares issued and outstanding at December 31, 2025 and 2024, respectively	107	107
Additional paid-in capital	2,902,013	2,898,418
Accumulated earnings	6,791,339	5,263,110
Accumulated other comprehensive loss	(155,466)	(184,058)
Total stockholders’ equity	9,537,993	7,977,577
Total liabilities and stockholders’ equity	$13,321,310	$12,124,361

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FIRST SOLAR, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$1,682,782	$1,594,856	$1,514,031	$5,219,376	$4,206,289
Cost of sales	1,017,441	984,111	946,370	3,099,037	2,348,425
Gross profit	665,341	610,745	567,661	2,120,339	1,857,864
Operating expenses:
Selling, general and administrative	50,681	47,324	49,582	203,759	188,262
Research and development	65,953	60,592	46,499	233,421	191,375
Production start-up	789	36,734	14,811	86,295	84,492
Litigation loss	—	—	—	—	430
Total operating expenses	117,423	144,650	110,892	523,475	464,559
Gain on sales of businesses, net	—	—	—	—	1,115
Operating income	547,918	466,095	456,769	1,596,864	1,394,420
Foreign currency loss, net	(8,345)	(8,903)	(7,311)	(38,569)	(24,976)
Interest income	27,489	23,308	14,666	81,762	89,090
Interest expense, net	(11,301)	(14,121)	(10,887)	(44,131)	(38,870)
Other expense, net	(4,419)	(6,034)	(6,891)	(15,013)	(13,326)
Income before taxes	551,342	460,345	446,346	1,580,913	1,406,338
Income tax expense	(30,459)	(4,402)	(53,230)	(52,684)	(114,294)
Net income	$520,883	$455,943	$393,116	$1,528,229	$1,292,044

Net income per share:
Basic	$4.85	$4.25	$3.67	$14.25	$12.07
Diluted	$4.84	$4.24	$3.65	$14.21	$12.02
Weighted-average number of shares used in per share calculations:
Basic	107,308	107,264	107,058	107,235	107,015
Diluted	107,655	107,538	107,595	107,537	107,525

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FIRST SOLAR, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income	$1,528,229	$1,292,044	$830,777
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	529,216	423,498	307,994
Share-based compensation	19,223	28,104	34,219
Deferred income taxes	25,611	(54,754)	(60,813)
Gain on sales of businesses, net	—	(1,115)	(6,883)
Other, net	44,233	13,342	23,630
Changes in operating assets and liabilities:
Accounts receivable, trade	30,620	(505,336)	(304,183)
Inventories	377,718	(276,807)	(205,106)
Government grants receivable	(151,039)	270,300	(659,745)
Other assets	(171,808)	(311,363)	(215,707)
Income tax receivable and payable	(31,814)	47,421	8,656
Accounts payable and accrued expenses	4,677	268,731	79,328
Deferred revenue	(189,919)	698	783,207
Other liabilities	42,158	23,236	(13,114)
Net cash provided by operating activities	2,057,105	1,217,999	602,260
Cash flows from investing activities:
Purchases of property, plant and equipment	(869,875)	(1,526,076)	(1,386,775)
Purchases of marketable securities and restricted marketable securities	(1,540,435)	(2,516,097)	(3,612,801)
Proceeds from sales and maturities of marketable securities	1,653,536	2,491,857	4,563,890
Proceeds from sales of businesses, net of cash and restricted cash sold	—	—	7,680
Acquisitions, net of cash acquired	—	—	(35,739)
Other investing activities	(8,394)	(12,991)	(9,046)
Net cash used in investing activities	(765,168)	(1,563,307)	(472,791)
Cash flows from financing activities:
Proceeds from borrowings under debt arrangements, net of issuance costs	370,470	258,461	367,983
Repayment of debt	(473,363)	(205,821)	—
Proceeds from other borrowings	487,323	—	—
Repayment of other borrowings	(487,323)	—	—
Payments of tax withholdings for restricted shares	(15,525)	(20,178)	(31,130)
Other financing activities	(810)	(7,613)	—
Net cash (used in) provided by financing activities	(119,228)	24,849	336,853
Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	3,099	(6,387)	5,285
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	1,175,808	(326,846)	471,607
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of the period	1,638,223	1,965,069	1,493,462
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of the period	$2,814,031	$1,638,223	$1,965,069
Supplemental disclosure of noncash investing and financing activities:
Property, plant and equipment acquisitions funded by liabilities	$133,693	$185,618	$249,455
Proceeds to be received from asset-based government grants	$147,732	$171,920	$152,208
Acquisitions funded by contingent consideration	$2,200	$6,500	$18,500

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Non-GAAP Financial Measures

This press release includes earnings before interest, taxes, depreciation, amortization and accretion (“EBITDA”) and Adjusted EBITDA, non‑GAAP measures, to provide supplemental information to our GAAP results. These non‑GAAP measures are not prepared in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, net income. Investors should review our financial information in its entirety and not rely on any single financial measure.

First Solar’s management uses these non-GAAP financial measures to better understand and compare operating results across periods. Management believes these non-GAAP financial measures reflect First Solar’s ongoing business in a manner that will allow for meaningful period-to-period comparisons and analysis of trends in First Solar’s business. Management also believes that these non-GAAP financial measures provide useful information to investors and others to understand and evaluate First Solar’s operating results and prospects in the same manner as management.

The following are explanations of each of the adjustments that we incorporate into Adjusted EBITDA, as well as the reasons we add back each of these individual items to determine Adjusted EBITDA:

1.Foreign currency (loss), net: Refers to the net effect of gains and losses resulting from holding assets and liabilities and conducting transactions denominated in currencies other than our subsidiaries’ functional currencies. Foreign currency is excluded because the timing of such currency‑related impacts is uncertain and may obscure underlying operating performance and trends.
2.Other expense, net: Primarily comprises miscellaneous items and financing fees, such as gains/losses on investments or other discrete non‑operating items. These amounts are generally driven by market factors, financing and investment decisions, or one‑time transactions rather than core operations and can be volatile across periods.
3.Share‑based compensation: Is a non‑cash charge reflecting the grant‑date fair value of equity awards recognized over vesting periods. We exclude it because it is significantly influenced by equity program design and stock price volatility, limiting comparability across companies and periods.
4.Section 45X tax credit discounts: When we sell Section 45X tax credits, the cash proceeds received may be less than the notional credit amount due to market pricing, counterparty terms, and payment timing. Economically, this shortfall is akin to a financing cost — the cost of converting a future cash benefit into earlier liquidity — rather than a reflection of underlying manufacturing performance. We therefore exclude these transfer discounts from Adjusted EBITDA to improve comparability across periods and to separate core operating results from financing/monetization decisions.
5.Underutilization (unallocated fixed production overhead): If our plant utilization is abnormally low, the portion of our indirect manufacturing costs related to the abnormal utilization level is expensed as incurred rather than absorbed into inventory. We exclude these costs because they are sensitive to timing, production curtailments, and transitory disruptions.
6.Production start‑up: Consists of costs associated with operating a production line before it is qualified for commercial production, including the cost of raw materials for solar modules run through the production line during the qualification phase, employee compensation for individuals supporting production start-up activities, and applicable facility related costs. Production start-up expense also includes costs related to the selection of a new site and implementation costs for manufacturing process improvements to the extent we cannot capitalize these expenditures. We exclude these costs because they are driven by discrete expansion and launch activities and are not reflective of our ordinary operating performance. These costs are typically incurred over a defined ramp‑up period, can vary significantly based on the timing and scale of new expansions, and may not be indicative of our run‑rate cost structure once a facility or initiative reaches normal utilization levels.

Management believes adjusting our GAAP results for the items described above to determine Adjusted EBITDA is useful to investors in assessing underlying operating performance and comparing period-to-period results, because

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these items (i) are largely non‑cash, (ii) can vary significantly based on timing of capacity ramps, start‑ups, and discrete events, or (iii) are not reflective of our ongoing operating cost structure.

Our presentation of EBITDA and Adjusted EBITDA should not be construed as an implication that our actual future results will be unaffected by the items contemplated by the adjustments described above. Our presentation of EBITDA and Adjusted EBITDA has limitations, including (among others):

•it does not reflect all of our cash expenditures;
•it does not reflect changes in our working capital needs;
•it does not reflect the discount on the sale of our Section 45X credits;
•it does not reflect the interest expense on our indebtedness;
•it does not reflect any income tax expenses we may incur or payments we may be required to make; and
•it does not reflect the impact of capacity ramps, start-ups, and discrete charges resulting from certain matters that we believe may not be indicative of our ongoing operations.

Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do because they do not have standardized definitions, which limits their usefulness as comparative measures in relation to other companies.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

Year Ended
December 31, 2025
Net income	$1,528,229
Interest income	(81,762)
Interest expense, net	44,131
Income tax expense	52,684
Depreciation, amortization and accretion	529,216
EBITDA	2,072,498
Foreign currency loss, net	38,569
Other expense, net	15,013
Share-based compensation	19,223
Section 45X tax credit discounts	66,752
Underutilization, excluding depreciation, amortization, and accretion	72,727
Production start-up, excluding depreciation, amortization, and accretion	77,183
Adjusted EBITDA	$2,361,965

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